Exhibit 99.1

Note Purchase Agreement for Alliance Data Debt Securities Amended;

Cash Tender Offer and Related Consent Solicitation and

Prepayment Offer Terminated

DALLAS/NEW YORK, October 23, 2007—As previously announced, Alliance Data Systems Corporation (“Alliance Data” or the “Company”) has agreed to be merged with Aladdin Merger Sub, Inc. (“Merger Sub”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2007, among the Company, Aladdin Holdco, Inc. and Merger Sub, with the Company continuing as the surviving corporation (the “Merger”). Upon completion of the Merger, the Company will become an affiliate of The Blackstone Group.

The Company announced today that it has entered into an amendment to the Note Purchase Agreement dated as of May 1, 2006 (the “Note Purchase Agreement”) in respect of its 6.00% Senior Notes, Series A, due May 16, 2009 and the 6.14% Senior Notes, Series B, due May 16, 2011 (collectively, the “Notes”) with all of the Holders (as defined in the Note Purchase Agreement) providing for the prepayment of the Notes concurrent with the completion of the Merger at a price equal to the principal amount so prepaid, plus accrued and unpaid interest on the Notes to the date of prepayment and the Make-Whole Amount (as defined in the Note Purchase Agreement) (the “Amendment”). The Company’s prepayment obligation pursuant to the Amendment is subject to and conditioned upon the completion of the Merger.

In connection with the Amendment, Merger Sub announced today that it has terminated its previously announced cash tender offer (the “Tender Offer”) in respect of the Notes and the related consent solicitation to amend the terms of the Notes and the Note Purchase Agreement. In addition, the Company announced today that it has terminated its previously announced prepayment offer for the Notes (the “Prepayment Offer,” and together with the Tender Offer, the “Offers”). It is expected that the prepayment contemplated by the Amendment will be made in lieu of the Offers following the consummation of the Merger.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services.

About Aladdin Merger Sub, Inc.

Aladdin Merger Sub, Inc. is a newly-formed Delaware corporation organized for the purposes of the acquisition by The Blackstone Group of Alliance Data pursuant to the Merger Agreement.

Forward-Looking Statements

This release may contain forward-looking statements. Such statements may use words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “predict”, “project” and similar expressions as they relate to Merger Sub, Alliance Data or their management. When forward-looking statements are made, they are based on management’s beliefs and assumptions, using information currently available to them. Although management believes that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in the filings by Alliance Data with the Securities and Exchange Commission. Such risks include, without limitation, the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified therein.

If one or more of these or other risks or uncertainties materialize, or if underlying assumptions prove to be incorrect, actual results may vary materially from what may have been projected. Any forward-looking statements contained in this news release reflect current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to Alliance Data’s operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to the Merger and the Offers. Alliance Data cannot provide any assurance that any of these transactions will be completed. Neither Merger Sub nor Alliance Data have any intention, and both disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Statements in this press release regarding Alliance Data’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Alliance Data’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of Alliance Data’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to its most recent Form 10-K.

Investors, Ed Heffernan, CFO, +1-972-348-5191, Ed.Heffernan@alliancedata.com, or Shelley Whiddon, Director, External Communications, +1-972-348-4310, Shelley.Whiddon@alliancedata.com, both of Alliance Data; or John Ford, Senior Vice President, Corporate Communications and Public Relations of The Blackstone Group, +1-212-583-5559, ford@blackstone.com

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